EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements No. 33-61342 and No. 33-62870 of FIserv, Inc. and subsidiaries on Forms S-8 of our report dated June 9, 1995, appearing in this Annual Report on Form 11-K of 401(k) Savings Plan of FIserv, Inc. and its Participating Subsidiaries for the year ended December 31, 1994.


DELOITTE & TOUCHE
Milwaukee, Wisconsin
June 27, 1995